Exhibit 99.1

Technitrol Reports Q4 and FY09 Results, Board Declares Dividend

Results Reflect Continued Operating Profit Improvement

PHILADELPHIA--(BUSINESS WIRE)--February 4, 2010--Technitrol, Inc. (NYSE: TNL) announced financial results for its fourth quarter and fiscal year ended December 25, 2009. The presentation of these results and comparative results in prior periods treats the Medtech and MEMS businesses and the Electrical Contact Products Group (Electrical) as discontinued operations. Fourth-quarter highlights from continuing operations include:

  revenues of $105.4 million, up 3.9% from $101.4 million in the prior quarter due to recently recovering demand, but down 15.2% from $124.3 million in the fourth quarter of 2008 due to the impact of the global recession;
  operating profit of $4.5 million, up 16.3% from comparable non-GAAP operating profit (excluding severance, impairment and other associated costs) of $3.8 million in the prior quarter. Non-GAAP operating loss was $1.7 million in the fourth quarter of 2008 (see non-GAAP tables). Relative to the third quarter, fourth-quarter operating profit reflects higher gross profit and lower selling, general and administrative expenses, with the continuing negative effects of increased direct labor cost for overtime, recruitment and retention;
  GAAP earnings per diluted share of $0.08. Excluding accelerated amortization (reported as interest expense) of capitalized fees related to amending the company’s credit facility, non-GAAP earnings per diluted share were $0.09, compared with $0.11 in the prior period and a loss of ($0.03) in the fourth quarter of 2008. The sequential-quarter earnings decrease reflects foreign-exchange losses in the fourth quarter versus gains in the third quarter;
  Adjusted EBITDA of $9.1 million, compared with $8.4 million in the prior quarter and $3.5 million in the fourth quarter of 2008;
  repayment of approximately $46 million of revolving debt through the issuance of senior convertible notes; and
  the announcement of the sale of Electrical’s North American operations, which was completed in early January of 2010. Divestiture proceeds were used to repay additional debt. Negotiations continue toward an agreement to sell Electrical’s remaining operations.

Approximate fourth-quarter and fiscal 2009 revenues in Technitrol’s primary markets, compared with the previous and year-ago quarters and fiscal 2008, are as follows (in millions):

	Quarter Ended			Fiscal Year Ended
Market	12/25/09	9/25/09	12/26/08	12/25/09	12/26/08
Network	$44.2	$38.3	$47.9	$152.7	$216.0
Wireless	35.9	40.0	46.4	151.0	263.3
Power	25.3	23.1	30.0	95.1	147.0
Total	105.4	101.4	124.3	398.8	626.3

  Sales of Network products increased 15.3% from the third quarter, led again by demand in the local area networking (LAN) market. Despite the increase, recent sales in this product group continue to understate demand levels due to capacity constraints in China. The labor recruitment challenges producing these constraints are expected to continue through the first quarter of 2010. Based on conversations with customers, the company believes that all similarly situated competing suppliers face the same issue.
  Wireless component revenues decreased 10.0% from the third quarter. Very strong demand for smart-phone acoustical components was not enough to offset lower shipments of handset antennas that resulted from a significant OEM customer’s decision to transition out of handset hardware development and manufacturing and instead purchase full handset modules (with all components) from single manufacturing sources. To eventually offset the impact of this transition, the Wireless Group has reallocated engineering and marketing resources toward:
    antennas for competing handset OEMs and the major OEM’s manufacturing sources;
    acoustical products; and
    antennas for GPS, WiFi/WiMax, “smart grid” and other remote metering and monitoring applications.
  Fourth-quarter revenues in the Power Group were up 9.3% from the previous quarter, as demand increased for both power management and automotive components.

Based on customer input and internal analysis, Technitrol expects first-quarter 2010 revenues from continuing operations to decrease modestly from fourth-quarter levels to between $95 million and $99 million, resulting primarily from a decline in handset antenna sales volume, mostly but not totally offset by revenues from other product groups. Excluding severance, asset-impairment and other associated costs, if any, first-quarter 2010 adjusted EBITDA is expected to be in the range of $7.7 million to $8.2 million. Revenues in the first quarter will reflect normal seasonal weakness, due to supply chain slowing in China that typically occurs during the lunar New Year period and, in the Power and Wireless product groups, due to post-holiday sales declines of consumer devices such as electronic game systems and mobile phones. Also, the Wireless Group will continue to be negatively affected in the near term by the handset antenna sourcing transition mentioned above. For fiscal 2010, Technitrol currently anticipates a decline in Wireless Group revenues of approximately $30 million compared with 2009 as this transition runs its course. Very strong growth across the other product groups is expected to more than offset this loss, resulting in modest year-over-year revenue growth for the company. By the fourth quarter of 2010, the company expects much stronger offsetting revenue from within the Wireless Group, driven by targeted increases in sales of mobile antennas and acoustical components to a broader base of handset OEMs and manufacturers and continued growth of “non-cellular” wireless device antenna demand.

Separately, Technitrol announced that its board of directors declared a quarterly shareholder dividend of $0.025 per common share, an amount equal to that declared in the previous quarter, payable April 16, 2010 to shareholders of record on April 2, 2010.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s 10-Q report for the quarter ended September 25, 2009 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated into this report by reference as though set forth in full. This report should be read in conjunction with item 1a of the 10-Q report.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications hearing, medical, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Thursday, February 4, 2010 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on February 4, 2010 and concluding at midnight, February 11, 2010. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)

	Quarter Ended		Fiscal Year Ended
	12/25/2009	12/26/2008	12/25/2009	12/26/2008

Net sales	$105,378	$124,292	$398,803	$626,270
Cost of goods sold	77,730	95,936	298,035	477,763
Gross profit	27,648	28,356	100,768	148,507
Selling, general and administrative expenses	23,195	30,067	89,698	123,203
Severance, impairment and other associated costs	--	144,022	82,867	153,294
Operating profit (loss)	4,453	(145,733)	(71,797)	(127,990)

Interest expense, net	(876)	(476)	(2,967)	(2,623)
Other (expense) income, net	(1,299)	(1,979)	3,784	4,072
Earnings (loss) from continuing operations before income taxes	2,278	(148,188)	(70,980)	(126,541)
Income tax (benefit) expense	(977)	(3,577)	1,879	(2,988)
Net earnings (loss) from continuing operations	3,255	(144,611)	(72,859)	(123,553)
Loss from discontinued operations, net of taxes	(2,455)	(150,571)	(119,978)	(151,467)
Net earnings (loss)	800	(295,182)	(192,837)	(275,020)
Non-controlling interest, net of taxes	76	(140)	(375)	(738)
Net earnings (loss) attributable to Technitrol, Inc.	876	(295,322)	(193,212)	(275,758)

Basic earnings (loss) per share from continuing operations	0.08	(3.55)	(1.79)	(3.05)
Basic loss per share from discontinued operations	(0.06)	(3.69)	(2.94)	(3.72)
Basic earnings (loss) per share	0.02	(7.24)	(4.73)	(6.77)

Diluted earnings (loss) per share from continuing operations	0.08	(3.55)	(1.79)	(3.05)
Diluted loss per share from discontinued operations	(0.06)	(3.69)	(2.94)	(3.72)
Diluted earnings (loss) per share	0.02	(7.24)	(4.73)	(6.77)

Amounts attributable to Technitrol, Inc.
Net earnings (loss) from continuing operations	$3,331	$(144,751)	$(73,234)	$(124,291)
Net loss from discontinued operations	(2,455)	(150,571)	(119,978)	(151,467)
Net earnings (loss)	876	(295,322)	(193,212)	(275,758)

FINANCIAL POSITION (UNAUDITED)
(in thousands, except per-share amounts)	12/25/2009	12/26/2008

Cash and equivalents	$39,707	$41,401
Trade receivables, net	70,237	128,010
Inventories	39,677	127,074
Other current assets	19,832	58,568
Assets held for sale	84,672	0
Fixed assets	40,404	152,731
Other assets	87,997	262,127
Total assets	382,526	769,911
Current portion of long-term debt	0	17,189
Accounts payable	49,614	75,511
Accrued expenses	64,950	86,477
Liabilities held for sale	24,905	0
Long-term debt	81,000	326,000
Long-term convertible notes	50,000	0
Other long-term liabilities	44,810	56,602
Total liabilities	315,279	561,779
Shareholders' equity	67,247	208,132
Net worth per share	1.63	5.08
Shares outstanding	41,242	40,998

NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. Adjusted EBITDA
	Quarter Ended
	12/25/09	9/25/09	12/26/08

Net earnings (loss) attributable to Technitrol, Inc.	$876	$(11,436)	$(295,322)
Net loss from discontinued operations	2,455	13,358	150,571
Non-controlling interest	(76)	352	140
Income tax (benefit) expense	(977)	1,368	(3,577)
Interest expense, net	876	757	476
Depreciation and amortization	4,663	4,555	5,174
Other expense (income)	1,299	(3,190)	1,979
Severance, impairment and other associated costs	--	2,619	144,022
Adjusted EBITDA	9,116	8,383	3,463

2. Net earnings (loss) per diluted share from continuing operations, excluding severance, impairment and other associated costs and other adjustments

	Quarter Ended			Fiscal Year Ended
	12/25/09	9/25/09	12/26/08	12/25/09	12/26/08

Net earnings (loss) per diluted share	$0.02	$(0.28)	$(7.24)	$(4.73)	$(6.77)
Diluted loss per share from discontinued operations	0.06	0.33	3.69	2.94	3.72
After-tax severance, impairment and other associated costs, per share	--	0.06	3.52	1.99	3.71
Other adjustments: accelerated amortization of an amended credit facility’s fees and purchase accounting adjustments, per share	0.01	--	--	0.01	0.03
Net earnings (loss) per diluted share from continuing operations, excluding severance, impairment and other associated costs and other adjustments	0.09	0.11	(0.03)	0.21	0.69

3. Operating profit excluding severance, impairment and other associated costs

	Quarter Ended
	12/25/09	9/25/09	12/26/08

Operating profit (loss)	$4,453	$1,209	$(145,733)
Pre-tax severance, impairment and other associated costs	--	2,619	144,022
Operating profit (loss), excluding severance impairment and other associated costs	4,453	3,828	(1,711)

1. Adjusted EBITDA (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding severance, impairment and other associated costs and other adjustments), is not a measure of performance under accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. Adjusted EBITDA is often used by our shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2.3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of Technitrol’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs facilitates comparisons of operating performance among financial periods and peer companies. These charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2010 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Technitrol, Inc.
David Stakun, (215) 942-8428